# CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946, 333-10794 and 333-113552 of Magic Software Enterprises Ltd., of our reports dated January 24, 2002, January 24, 2003 and January 28, 2004 relating to the balance sheets of the Magic Software Japan K.K. as of December 31, 2002 and 2003 and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2003, which reports appears in the Annual Reports on Form 20-F of Magic Software Enterprises Ltd. for the years ended December 31, 2001, 2002 and 2003.

A-S G Audit Corporation

Tokyo, Japan
June 9, 2004